Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Fiscal Year 2016 Financial Results

BROOMFIELD, Colo., March 1, 2017 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced financial results for the fourth quarter and fiscal year ended January 3, 2017.

Key highlights for the fiscal year of 2016 include:

•	Total revenue increased 7.0% to $487.5 million in fiscal year 2016 from $455.5 million in fiscal year 2015.

•
Net loss of $71.7 million in fiscal year 2016, which includes pre-tax closure, impairment, and asset disposal costs of $47.3 million and a $10.6 million charge for estimated losses associated with claims and anticipated claims by payment card companies from the data security incident the Company experienced in 2016.

•	Adjusted net loss(1) was $4.8 million, or $0.17 per diluted share in fiscal year 2016, compared to adjusted net income of $3.9 million, or $0.13 per diluted share in fiscal year 2015.

•	Adjusted EBITDA(1) decreased to $25.9 million in fiscal year 2016 from $38.0 million in fiscal year 2015.

•	Comparable restaurant sales decreased 0.8% system-wide, decreased 0.9% for company-owned restaurants, and increased 0.1% for franchise restaurants.

•	Restaurant contribution margin of 12.8% in fiscal year 2016.

•	Forty-four new restaurants opened system-wide in fiscal year 2016, including 38 company-owned and six franchise restaurants.
Key highlights for the fourth quarter of 2016 include:

•	Total revenue increased 10.5% to $129.4 million in the fourth quarter of 2016 from $117.1 million in the fourth quarter of 2015.

•
Net loss of $45.4 million in the fourth quarter of 2016, which includes pre-tax closure, impairment and asset disposal costs of $32.8 million and a $10.6 million charge for estimated losses associated with claims and anticipated claims by payment card companies from the data security incident the Company experienced in 2016.

•	Adjusted net loss(1) of $1.1 million, or $0.04 per diluted share in the fourth quarter of 2016, compared to adjusted net loss of $0.1 million in the fourth quarter of 2015.

•	Adjusted EBITDA(1) decreased to $6.8 million in the fourth quarter of 2016 from $7.8 million in the fourth quarter of 2015.

•	Comparable restaurant sales decreased 1.3% system-wide, decreased 1.8% for company-owned restaurants, and increased 2.0% for franchise restaurants.

•	Restaurant contribution margin of 11.9% in the fourth quarter of 2016.

•	Six new restaurants opened system-wide in the fourth quarter of 2016, including four company-owned and two franchise restaurants.

______________________
(1) Adjusted net income (loss) and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income (loss) to each of these measures is included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer of Noodles & Company stated, “Although fourth quarter results were impacted by one-time charges and the negative influence of underperforming restaurants, we feel Noodles & Company has made strong progress over the past several months in improving our guest and team member experience, evidenced by strengthening guest satisfaction and people metrics. Moreover, the recently announced financing activities will allow us to focus on our strong go forward restaurant portfolio, improve our balance sheet, and give us the financial flexibility to further expand on several initiatives.”
Boennighausen continued, “As mentioned in recent announcements, the Company has been burdened by underperforming restaurants, and we have announced the targeted closure of approximately 55 company-owned locations during the first half of 2017. Thirty-nine of those locations were closed as of today, March 1, 2017. These 55 locations in their entirety had a collective restaurant contribution loss of $8.2 million during the 2016 fiscal year and their closure will strengthen our cash flow profile and allow us to focus on the hundreds of strong, profitable locations remaining in our portfolio.”
Fiscal Year Ended 2016 Financial Results
Fiscal year 2016 contained 53 operating weeks and fiscal year 2015 contained 52 operating weeks.
Total revenue increased $32.0 million during 2016, or 7.0%, to $487.5 million, compared with $455.5 million in 2015. This increase was the result of new restaurants opened system-wide since the beginning of the first quarter of 2015, partially offset by a slight decline in comparable restaurant sales and the closure of 16 company-owned restaurants during the fourth quarter of 2015. In 2016, 44 new restaurants opened system-wide, including 38 company-owned and six franchise restaurants. The Company had 532 restaurants at the end of 2016, comprised of 457 company-owned and 75 franchise restaurants. In 2016, comparable restaurant sales decreased 0.8% system-wide, decreased 0.9% for company-owned restaurants and increased 0.1% for franchise restaurants. The average unit volumes (“AUVs”) decreased $28,000 compared to prior year due primarily to lower AUVs at the Company’s restaurants that have been open for less than 18 full periods compared to the Company’s system-wide average. The impact of an additional operating week in 2016 was approximately $8.1 million in total revenue.
Restaurant contribution margin decreased to 12.8% in 2016 compared to 16.2% in 2015. This decrease was primarily due to deleverage on lower AUVs, increased cost of sales, increased labor costs and additional maintenance costs.
The Company reported a net loss of $71.7 million in 2016, compared with a net loss of $13.8 million in 2015. In 2016, the Company recorded a $41.2 million pre-tax impairment charge related to 54 restaurants resulting from the Company’s assessment of their expected future cash flows. In 2015, the Company recorded $25.3 million pre-tax impairment charge related to 39 restaurants. The Company’s financial performance has been adversely impacted by a subset of its restaurants that have significantly underperformed its restaurant averages, as measured by AUVs, restaurant contribution margin and cash flow. Many of these restaurants were opened in the last two to three years in newer markets where brand awareness of the Company’s restaurants is not as strong and where it has been more difficult to adequately staff the Company’s restaurants. Additionally, in 2016 the Company recognized a $10.6 million charge for estimated losses associated with claims and anticipated claims by payment card companies from the data security incident the Company experienced in 2016.
The Company also incurred $2.2 million of pre-tax ongoing costs related to the restaurants closed in the fourth quarter of 2015 during 2016.
Adjusted net loss was $4.8 million in 2016, compared to an adjusted net income of $3.9 million in 2015. Adjusted EBITDA decreased to $25.9 million in 2016 from $38.0 million in 2015.
Fourth Quarter 2016 Financial Results
Total revenue increased $12.3 million in the fourth quarter of 2016, or 10.5%, to $129.4 million, compared with $117.1 million in the fourth quarter of 2015. This increase was the result of new restaurants opened system-wide since the beginning of the fourth quarter of 2015, partially offset by a slight decline in comparable restaurant sales and the closure of 16 company-owned restaurants during the fourth quarter of 2015. In the fourth quarter of 2016, six new restaurants opened system-wide, including four company-owned and two franchise restaurants. In the fourth quarter of 2016, comparable restaurants sales decreased 1.3% system-wide, decreased 1.8% for company-owned restaurants and increased 2.0% for franchise restaurants. AUVs decreased $28,000 compared to prior year due primarily to lower AUVs at the Company’s restaurants that have been open for less than 18 full periods compared to its system-wide average. The impact of an additional operating week in the fourth quarter of 2016 was approximately $8.1 million in total revenue.
Restaurant contribution margin decreased to 11.9% in the fourth quarter of 2016, compared with 14.9% in the fourth quarter of 2015. The decrease was primarily due to increased labor pressures and deleverage from lower average unit volumes compared to the prior year.
The Company reported a net loss of $45.4 million in the fourth quarter of 2016, compared with a net loss of $4.3 million in the fourth quarter of 2015. In the fourth quarter of 2016, the Company recorded a $30.7 million pre-tax impairment charge related to 42 restaurants resulting from the Company’s assessment of their expected future cash flows. The Company also incurred $0.5 million of pre-tax ongoing costs related to the restaurants closed in the fourth quarter of 2015. In the fourth quarter of 2015, the Company recorded $3.2 million pre-tax impairment charge related to six restaurants and incurred $3.3 million of costs related to closing 16 restaurants in the fourth quarter of 2015. Additionally, in 2016 the Company recognized a $10.6 million charge for estimated losses associated with claims and anticipated claims by payment card companies from the data security incident the Company experienced in 2016.

Adjusted net loss was $1.1 million in the fourth quarter of 2016, compared to adjusted net loss of $0.1 million in the fourth quarter of 2015. Adjusted EBITDA decreased to $6.8 million in the fourth quarter of 2016 from $7.8 million in the fourth quarter of 2015.
Subsequent Events
Thirty-nine underperforming company-owned restaurants have been closed as of Wednesday, March 1, 2017. During fiscal year 2016, these restaurants had a negative restaurant level contribution of $6.3 million. Without these restaurants, the Company’s restaurant level contribution margin would have increased 210 basis points.

The Company continues to target that approximately 55 restaurants in total will be closed during the first half of 2017, inclusive of the 39 restaurants previously closed. Collectively, these 55 restaurants had negative restaurant level contribution of $8.2 million during fiscal year 2016 and negatively impacted the Company’s contribution margin by 290 basis points. The Company continues to anticipate approximately $24.0 million to $29.0 million in cash closure costs over the next 12 to 18 months for these 55 closures, inclusive of lease extinguishment costs, broker fees, severance, and other cash closure costs.

2017 Outlook
Boennighausen commented “We anticipate our decisions to close certain underperforming restaurants as well as pursue a more moderate unit growth rate will have a significant benefit on our ongoing earnings and cash flow profile, the initial impact of which is reflected in our 2017 outlook.”
For 2017, management expects the following:

•	Approximately 14 to 17 new restaurants system-wide, including 12 to 15 company-owned restaurants;

◦	Of these openings, approximately eight to nine will occur during the first quarter of 2017, including seven to eight company-owned restaurants;

•	Total revenue of $465.0 million to $475.0 million;

•	Flat to slightly negative comparable restaurant sales;

•	Restaurant level contribution margin of 14.0% to 15.0%;

•	Adjusted EBITDA of $33.0 million to $35.0 million, or approximately 27% to 35% growth;

•	Adjusted net income of $1.0 million to $2.0 million; and

•	Capital expenditures of $21.0 million to $25.0 million
The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance, namely adjusted EBITDA and adjusted net income, to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit of any such future impairments. Neither of these measures, nor their probable significance, can be reliably quantified due to the inability to forecast future impairments. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”
Key Definitions:
Comparable Restaurant Sales — represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin — represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA — represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, data breach liabilities, certain litigation settlements, severance costs and stock-based compensation expense. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of the Company’s business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii)

management uses it internally as a benchmark for certain of the Company’s cash incentive plans and to evaluate the Company’s operating performance or compare performance to that of the competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.
Conference Call
Noodles & Company will host a conference call to discuss its fourth quarter and fiscal year 2016 financial results on Thursday, March 2, 2017 at 8:30 AM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 60533979. The replay will be available until Thursday, March 9, 2017. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Thursday, March 9, 2017.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income (loss) and adjusted earnings (loss) per share (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, lease termination payments and certain other expenses associated with reduced new restaurant development, loss from litigation settlement, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.

For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where globally inspired dishes come together to create a World Kitchen. Recognized previously by Parents Magazine as a Top Family Friendly Restaurant and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite.
Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding costs and potential losses associated with our data security incident we experienced in 2016, 2017 guidance, including new restaurant development, total revenue, comparable restaurant sales growth, restaurant level contribution margin, adjusted EBITDA and adjusted diluted earnings (loss) per share; operating margins; additional public company expenses; our target and adjusted net income (loss); and costs associated with our closure of underperforming restaurants. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include: our ability to execute our strategies to close underperforming restaurants, reduce restaurant growth and refranchise restaurants in certain of its markets; our ability to improve the operational and financial performance of our restaurant portfolio; costs associated with our data security incident we experienced in 2016, including legal fees, investigative fees, other professional fees and the cost of communications with customers, as well as potential losses associated with settling payment card networks’ expected claims and litigation associated with the data security incident we experienced in 2016; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies; the success of our efforts to obtain additional sources of liquidity; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; our ability to adequately staff our restaurants; changes in labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used to calculate adjusted net income; changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2017	December 29, 2015	January 3, 2017	December 29, 2015
Revenue:
Restaurant revenue	$128,033	$115,715	$482,544	$450,482
Franchise royalties and fees	1,367	1,413	4,930	4,969
Total revenue	129,400	117,128	487,474	455,451
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	35,165	31,840	130,630	120,455
Labor	43,496	37,280	161,219	143,145
Occupancy	15,118	12,691	55,912	50,300
Other restaurant operating costs	19,053	16,672	73,011	63,549
General and administrative	20,526	10,209	55,654	37,244
Depreciation and amortization	7,151	6,842	28,134	27,802
Pre-opening	442	1,257	3,131	4,407
Restaurant impairments, closure costs and asset disposals	32,764	6,801	47,311	29,616
Total costs and expenses	173,715	123,592	555,002	476,518
Loss from operations	(44,315)	(6,464)	(67,528)	(21,067)
Interest expense, net	952	613	2,916	1,432
Loss before income taxes	(45,267)	(7,077)	(70,444)	(22,499)
Provision (benefit) for income taxes	109	(2,823)	1,233	(8,734)
Net loss	$(45,376)	$(4,254)	$(71,677)	$(13,765)
Loss per Class A and Class B common stock, combined
Basic	$(1.63)	$(0.15)	$(2.58)	$(0.48)
Diluted	$(1.63)	$(0.15)	$(2.58)	$(0.48)
Weighted average Class A and Class B common stock outstanding, combined
Basic	27,803,388	27,708,421	27,808,708	28,938,901
Diluted	27,803,388	27,708,421	27,808,708	28,938,901

Noodles & Company
Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2017	December 29, 2015	January 3, 2017	December 29, 2015
Revenue:
Restaurant revenue	98.9%	98.8%	99.0%	98.9%
Franchise royalties and fees	1.1%	1.2%	1.0%	1.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	27.5%	27.5%	27.1%	26.7%
Labor	34.0%	32.2%	33.4%	31.8%
Occupancy	11.8%	11.0%	11.6%	11.2%
Other restaurant operating costs	14.9%	14.4%	15.1%	14.1%
General and administrative	15.9%	8.7%	11.4%	8.2%
Depreciation and amortization	5.5%	5.8%	5.8%	6.1%
Pre-opening	0.3%	1.1%	0.6%	1.0%
Restaurant impairments, closure costs and asset disposals	25.3%	5.8%	9.7%	6.5%
Total costs and expenses	134.2%	105.5%	113.9%	104.6%
Loss from operations	(34.2)%	(5.5)%	(13.9)%	(4.6)%
Interest expense, net	0.7%	0.5%	0.6%	0.3%
Loss before income taxes	(35.0)%	(6.0)%	(14.5)%	(4.9)%
Provision (benefit) for income taxes	0.1%	(2.4)%	0.2%	(1.9)%
Net loss	(35.1)%	(3.6)%	(14.7)%	(3.0)%
________________________

(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	January 3, 2017	December 29, 2015
Balance Sheet Data
Total current assets	$25,788	$25,401
Total assets	209,461	239,961
Total current liabilities	49,033	32,914
Total long-term debt	84,676	67,732
Total liabilities	183,643	146,189
Total stockholders’ equity	25,818	93,772

	Fiscal Quarter Ended
	January 3, 2017	September 27, 2016	June 28, 2016	March 29, 2016	December 29, 2015
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	457	455	443	436	422
Franchise restaurants at end of period	75	73	71	71	70
Revenue Data:
Company-owned average unit volumes	$1,075	$1,087	$1,092	$1,101	$1,103
Franchise average unit volumes	$1,066	$1,071	$1,083	$1,105	$1,121
Company-owned comparable restaurant sales	(1.8)%	(0.9)%	(0.9)%	—%	(0.9)%
Franchise comparable restaurant sales	2.0%	0.6%	(2.1)%	(0.5)%	(2.1)%
System-wide comparable restaurant sales	(1.3)%	(0.7)%	(1.0)%	(0.1)%	(1.1)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2017	December 29, 2015	January 3, 2017	December 29, 2015
Net loss	$(45,376)	$(4,254)	$(71,677)	$(13,765)
Depreciation and amortization	7,151	6,842	28,134	27,802
Interest expense, net	952	613	2,916	1,432
Provision (benefit) for income taxes	109	(2,823)	1,233	(8,734)
EBITDA	$(37,164)	$378	$(39,394)	$6,735
Restaurant impairments, closure costs and asset disposals	32,764	6,801	47,311	29,616
Data breach liabilities	10,622	—	10,622	—
Litigation settlement	—	200	3,000	200
Severance costs	294	—	2,034	—
Stock-based compensation expense	298	433	2,319	1,469
Adjusted EBITDA	$6,814	$7,812	$25,892	$38,020
______________________________
EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2017	December 29, 2015	January 3, 2017	December 29, 2015
Net loss	$(45,376)	$(4,254)	$(71,677)	$(13,765)
Restaurant impairment and closure costs (a)	31,516	6,544	43,556	28,637
Data breach liabilities (b)	10,622	—	10,622	—
Lease termination payments and certain other expenses associated with reduced new restaurant development (c)	985	—	2,755	—
Severance costs, including related stock-based compensation expense (d)	294	—	2,761	—
Litigation settlement (e)	—	200	3,000	200
Tax effect of adjustments (f)	836	(2,602)	4,223	(11,124)
Adjusted net (loss) income	$(1,123)	$(112)	$(4,760)	$3,948

Loss per share of Class A and Class B common stock, combined:
Basic	$(1.63)	$(0.15)	$(2.58)	$(0.48)
Diluted	$(1.63)	$(0.15)	$(2.58)	$(0.48)
Adjusted (loss) earnings per Class A and Class B common stock, combined (g)
Basic	$(0.04)	$—	$(0.17)	$0.14
Diluted	$(0.04)	$—	$(0.17)	$0.13
Weighted average Class A and Class B common stock outstanding, combined (g)
Basic	27,803,388	27,708,421	27,808,708	28,938,901
Diluted	27,803,388	27,708,421	27,808,708	29,616,249
_____________________________
Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net income (loss) plus the impact of adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing 42 restaurants in the fourth quarter of 2016 and 54 restaurants during the fiscal year 2016, as well as eliminating the impact of ongoing costs related to restaurants closed in the fourth quarter of 2015. Six and 39 restaurants were impaired in the fourth quarter of 2015 and during 2015, respectively. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Consolidated Statements of Operations.

(b)
Reflects the adjustment to eliminate the charge booked in 2016 related to estimated losses associated with claims and anticipated claims by payment card companies for non-ordinary course operating expenses, card issuer losses and card replacement costs for which the Company expects to be liable.

(c)	Reflects the adjustment to eliminate the lease termination payments and certain other costs associated with our decision in 2016 to reduce new restaurant development.

(d)
Reflects the adjustment to eliminate the severance costs charged to general and administrative expense during 2016, including the stock-based compensation expense related to a stock option modification.

(e)	Reflects the adjustment to eliminate the charge booked in 2016 related to the settlement of an employment-related claim.

(f)	Reflects the adjustment to normalize the impact of the valuation allowance that affects our annual effective tax rate and the tax impact of the other adjustments discussed in (a) through (e) above.

(g)	Adjusted per share amounts are calculated by dividing adjusted net income (loss) by the basic and diluted weighted average shares outstanding.